Exhibit 99.1
For Immediate Release
Suntron Corporation Reports First Quarter 2007 Results
PHOENIX, AZ — May 17, 2007 — Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported net sales of $65.2 million and an operating loss of $1.2 million for the first quarter of 2007, including $1.1 million of restructuring charges. These restructuring charges are primarily related to the lease amendment for the Lawrence, Massachusetts facility, whereby the Company reduced square footage and future rental payments of approximately $2.1 million in exchange for a cash payment of approximately $1.1 million.
Gross profit for the first quarter of 2007 was $3.5 million (5.3% of net sales), a decrease of $4.5 million as compared to gross profit of $8.0 million (8.4% of net sales) in the first quarter of 2006. Gross profit includes restructuring charges of $1.0 million for the first quarter of 2007 and $0.1 million for the first quarter of 2006. In addition to higher restructuring costs, the decrease in gross profit for the first quarter of 2007 was driven primarily by the reduction in net sales from $95.8 million for the first quarter of 2006 to $65.2 million for the first quarter of 2007. Net sales in the first quarter of 2006 reflected a one-time increase in sales from an industrial sector customer and strong demand from semiconductor equipment sector customers. Sequentially, first quarter of 2007 gross profit increased $3.6 million from a loss of $0.1 million reported for the fourth quarter of 2006 primarily reflecting the benefit from the Company’s 2006 restructuring activities.
Selling, general and administrative expense (SG&A) for the first quarter of 2007 decreased $1.7 million from the first quarter of 2006 to $4.4 million. The decrease in SG&A for the first quarter of 2007 was primarily attributable to a decrease in salaries and benefits due to the reduction in the company’s workforce resulting from the company’s 2006 restructuring activities. The decrease in SG&A was also attributable to a reduction in legal fees related to the settlement of the litigation with Applied Materials, Inc. in the fourth quarter of 2006. Sequentially, SG&A for the first quarter of 2007 increased $0.2 million from the $4.2 million reported in the fourth quarter of 2006.
Net loss for the first quarter of 2007 was $1.7 million, an increase of $0.6 million as compared to a net loss of $1.1 million for the first quarter of 2006. Consequently, loss per share for the first quarter of 2007 was $0.06 per share, as compared to $0.04 loss per share for the first quarter of 2006. Sequentially, net loss for the first quarter of 2007 decreased $4.0 million from the net loss reported for the fourth quarter of 2006 of $5.7 million (loss of $0.21 per share).
“We are pleased with the outcome of our 2006 rightsizing initiatives and believe our fixed cost structure is now in-line with anticipated sales volumes and our balance sheet should allow us to take advantage of future growth opportunities,” stated Paul Singh, Suntron’s president and chief executive officer. “We believe the rightsizing benefits are evident by the sequential improvement in our operating results. As we continue to execute our 2007 business plan, our focus will be on profitable growth, working capital management, and quality customer service,” concluded Mr. Singh.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of products in the industrial, semiconductor capital equipment, aerospace and defense, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates five full-service manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, large scale and complex system integration and test.

Non-GAAP Information
In addition to disclosing results determined in accordance with generally accepted accounting principles (GAAP), Suntron also discloses certain non-GAAP results of operations that exclude certain items. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. The primary measure of our operating performance is net income (loss). However, the Company’s lenders, management and many investment analysts believe that other measures provide additional information to further analyze the Company’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. See the tables to this press release for a reconciliation of GAAP amounts to non-GAAP amounts.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other Company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the ability to improve future profitability as a result of past restructuring actions, the ability to achieve profitable growth in the future that results from enhanced sales and marketing resources, the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation Paul Singh, President and CEO Thomas B. Sabol, Chief Financial Officer 602-789-6600 ir@suntroncorp.com

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Quarter Ended
	April 2, 2006	December 31, 2006	April 1, 2007
Net Sales	$95,795	$69,286	$65,165
Cost of Goods Sold	87,781	69,420	61,697

Gross profit (loss)	8,014	(134)	3,468

Operating Expenses:
Selling, general and administrative expenses	6,051	4,203	4,405
Severance, retention, and lease exit costs	122	152	46
Related party management and consulting fees	188	187	188

Total operating expenses	6,361	4,542	4,639

Operating income (loss)	1,653	(4,676)	(1,171)

Other Income (Expense):
Interest expense	(2,825)	(1,098)	(1,063)
Gain on sale of business	—	—	448
Gain (loss) on sale of assets	20	(15)	87
Interest and other income	15	66	29

Total other income (expense)	(2,790)	(1,047)	(499)

Net loss	$(1,137)	$(5,723)	$(1,670)

Earnings (Loss) Per Share (Basic and Diluted)	$(0.04)	$(0.21)	$(0.06)

Weighed Average Shares Outstanding (Basic and Diluted)	27,456	27,566	27,581

SUNTRON CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)

	December 31,	April 1,
	2006	2007
ASSETS
Current Assets:
Cash and equivalents	$46	$48
Trade receivables	40,756	46,559
Inventories	56,038	49,854
Prepaid expenses and other	1,186	1,427

Total Current Assets	98,026	97,888

Property and equipment, net	5,184	4,422
Goodwill	10,918	10,702
Other Assets	2,785	2,650

Total Assets	$116,913	$115,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$30,285	$27,711
Outstanding checks in excess of cash balances	804	3,301
Borrowings under revolving credit agreement	19,759	20,523
Accrued compensation and benefits	4,721	5,344
Payable to affiliates	432	365
Other accrued liabilities	4,252	2,859

Total Current Liabilities	60,253	60,103

Long-term subordinated debt payable to affiliate	11,353	11,828
Other long-term liabilities	1,755	1,641

Total Liabilities	73,361	73,572

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 10,000 shares, none issued	—	—
Common stock, $.01 par value. Authorized 50,000 shares; issued and outstanding 27,577 shares and 27,592 shares, respectively	276	276
Additional paid-in capital	381,329	381,537
Accumulated deficit	(338,053)	(339,723)

Total Stockholders’ Equity	43,552	42,090

Total Liabilities and Stockholders’ Equity	$116,913	$115,662

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In Thousands, except per share data)

	Q1	Q4	Q1
	2006	2006	2007
Net Loss (GAAP)	$(1,137)	$(5,723)	$(1,670)
Restructuring Expenses	198	1,743	1,093
Professional fees related to litigation	512	491	—
Stock Compensation Expense	207	184	208
Write-off of Debt Issuance Costs	1,447	—	—

Net Income (Loss) (Non-GAAP)	$1,227	$(3,305)	$(369)

Loss Per Share (GAAP)	$(0.04)	$(0.21)	$(0.06)

Earnings (Loss) Per Share (Non-GAAP)	$0.04	$(0.12)	$(0.01)

OTHER SELECTED FINANCIAL DATA
(In Thousands)

	Q1	Q4	Q1
	2006	2006	2007
EBITDA	$3,342	$(3,783)	$137
Cash Flow Provided (Used) by Operating Activities	(1,137)	5,548	(6,698)
Restructuring Charges:
Included in Cost of Goods Sold	76	1,591	1,047
Other	122	152	46
Borrowing Availability (End of Period)	24,874	18,413	19,841
Working Capital (End of Period)	43,826	37,773	37,785
CALCULATION OF EBITDA
(In Thousands)

	Q1	Q4	Q1
	2006	2006	2007
Net Loss	$(1,137)	$(5,723)	$(1,670)
Interest Expense	2,825	1,098	1,063
Income Tax Expense	—	—	—
Depreciation and Amortization	1,654	842	744

EBITDA	$3,342	$(3,783)	$137